Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer and Treasurer Insteel Industries, Inc. (336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FIRST QUARTER 2017 RESULTS

MOUNT AIRY, N.C., January 19, 2017 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its first quarter ended December 31, 2016.

First Quarter 2017 Results

Net earnings for the first quarter of fiscal 2017 decreased to $4.5 million, or $0.23 per share, from $6.7 million, or $0.36 per share, in the same period a year ago. Net sales increased 1.6% to $93.9 million from $92.4 million in the prior year quarter, reflecting an 8.5% increase in shipments and a 6.4% decrease in average selling prices. Shipments decreased 4.7% sequentially from the fourth quarter of fiscal 2016 due to the usual seasonal slowdown in construction activity while average selling prices decreased 4.5%.

Insteel’s first-quarter results were unfavorably impacted by narrower spreads between selling prices and raw material costs, which were partially offset by the increase in shipments relative to the prior year quarter. The spread compression was driven by competitive pricing pressures together with the consumption of higher cost inventory purchased in prior periods.

Cash flow from operations fell to $3.8 million from $12.4 million in the prior year quarter primarily due to the relative changes in net working capital and the decrease in earnings. Net working capital used $4.6 million of cash while providing $0.7 million in the same period a year ago. Capital expenditures increased to $5.4 million from $0.9 million in the prior year quarter. Total capital outlays for fiscal 2017 are expected to increase to up to $25.0 million largely related to the expansion of the Houston, Texas prestressed concrete strand (“PC strand”) facility, additional investments in engineered structural mesh (“ESM”) manufacturing capabilities and further upgrades of production technology and information systems. Following the end of the quarter, on January 6, 2017 Insteel paid a special cash dividend totaling $23.7 million, or $1.25 per share, to shareholders of record as of December 14, 2016.

Balance Sheet and Liquidity

Cash and cash equivalents decreased $1.9 million during the first quarter to $57.0 million. Insteel ended the quarter debt-free with no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“We are encouraged by the stronger than anticipated order activity during the first quarter, which is typically our seasonally weakest period of the year,” commented H.O. Woltz III, Insteel’s president and CEO. “Looking ahead to the remainder of fiscal 2017, the most recent macro indicators for our construction end-markets point to continued growth in nonresidential construction and the federal funding provided for under the FAST Act should have a greater impact on the infrastructure-related portion of our business in the coming year. We also expect to benefit from lower manufacturing costs through our ongoing process improvement initiatives and the cost reductions associated with the expansion of our Houston PC strand facility.”

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1373 Boggs Drive, Mount Airy, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including ESM, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail, and are updated from time to time in our filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in our Annual Report on Form 10-K for the year ended October 1, 2016.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

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It is not possible to anticipate and list all risks and uncertainties that may affect our future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; fluctuations in the cost and availability of our primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended October 1, 2016 and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended
	December 31,	January 2,
	2016	2016
Net sales	$93,888	$92,391
Cost of sales	80,878	75,968
Gross profit	13,010	16,423
Selling, general and administrative expense	6,264	6,335
Restructuring charges (recoveries), net	48	(75)
Other income, net	(10)	(114)
Interest expense	34	41
Interest income	(52)	(18)
Earnings before income taxes	6,726	10,254
Income taxes	2,266	3,546
Net earnings	$4,460	$6,708

Net earnings per share:
Basic	$0.23	$0.36
Diluted	0.23	0.36

Weighted average shares outstanding:
Basic	18,980	18,525
Diluted	19,209	18,883

Cash dividends declared per share	$1.28	$1.03

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)		(Unaudited)
	December 31,	October 1,	January 2,
	2016	2016	2016
Assets
Current assets:
Cash and cash equivalents	$57,020	$58,873	$45,619
Accounts receivable, net	44,155	47,389	40,368
Inventories	61,590	71,186	69,065
Other current assets	3,258	3,039	2,547
Total current assets	166,023	180,487	157,599
Property, plant and equipment, net	92,332	88,193	83,144
Intangibles, net	8,774	9,063	9,931
Goodwill	6,965	6,965	6,965
Other assets	8,463	8,184	7,681
Total assets	$282,557	$292,892	$265,320

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$29,001	$42,759	$31,467
Accrued expenses	8,394	11,024	12,033
Dividends payable	24,298	-	18,600
Total current liabilities	61,693	53,783	62,100
Other liabilities	15,888	14,543	13,814
Shareholders' equity:
Common stock	18,985	18,976	18,600
Additional paid-in capital	68,056	67,817	62,475
Retained earnings	119,476	139,314	110,477
Accumulated other comprehensive loss	(1,541)	(1,541)	(2,146)
Total shareholders' equity	204,976	224,566	189,406
Total liabilities and shareholders' equity	$282,557	$292,892	$265,320

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	December 31,	January 2,
	2016	2016
Cash Flows From Operating Activities:
Net earnings	$4,460	$6,708
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,018	2,742
Amortization of capitalized financing costs	16	16
Stock-based compensation expense	257	229
Deferred income taxes	1,187	1,215
Excess tax benefits from stock-based compensation	(100)	(253)
Loss (gain) on sale and disposition of property, plant and equipment	36	(239)
Increase in cash surrender value of life insurance policies over premiums paid	(73)	-
Net changes in assets and liabilities:
Accounts receivable, net	3,234	6,414
Inventories	9,596	(3,056)
Accounts payable and accrued expenses	(17,412)	(2,659)
Other changes	(425)	1,274
Total adjustments	(666)	5,683
Net cash provided by operating activities	3,794	12,391

Cash Flows From Investing Activities:
Capital expenditures	(5,417)	(941)
Proceeds from sale of assets held for sale	-	180
Proceeds from sale of property, plant and equipment	-	60
Proceeds from surrender of life insurance policies	-	40
Increase in cash surrender value of life insurance policies	(221)	(212)
Net cash used for investing activities	(5,638)	(873)

Cash Flows From Financing Activities:
Proceeds from long-term debt	97	65
Principal payments on long-term debt	(97)	(65)
Cash dividends paid	-	(559)
Cash received from exercise of stock options	35	1,492
Excess tax benefits from stock-based compensation	100	253
Payment of employee tax withholdings related to net share transactions	(144)	(332)
Financing costs	-	(11)
Net cash provided by (used for) financing activities	(9)	843

Net increase (decrease) in cash and cash equivalents	(1,853)	12,361
Cash and cash equivalents at beginning of period	58,873	33,258
Cash and cash equivalents at end of period	$57,020	$45,619

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Income taxes, net	$44	$2,194
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,487	479
Declaration of cash dividends to be paid	24,298	18,600
Restricted stock units and stock options surrendered for withholding taxes payable	144	332

IIIN – E

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